Exhibit 99.1

FOR IMMEDIATE RELEASE

Cleveland BioLabs and RUSNANO Enter into Agreement to Form New Joint Venture to Develop Innovative Compounds for Cancer and Infectious Disease

Buffalo, NY – September 26, 2011 - Cleveland BioLabs, Inc. (NASDAQ: CBLI) today announced that it has entered into an agreement with Open Joint Stock Company RUSNANO, a $10 billion Russian Federation fund with a mission to support high-tech and nanotechnology, to provide funding for CBLI’s new subsidiary, Panacela Labs, Inc., which will develop a portfolio of new preclinical drug candidates.

According to the terms of the agreement, RUSNANO will invest up to $26 million over a four-year period, with an initial investment of $9 million financed upon closing of the agreement and three subsequent investments to be made upon achievement of development milestones and attraction of new investments to the project.  Cleveland BioLabs and three other intellectual property owners, Roswell Park Cancer Institute, Cleveland Clinic Foundation and Children’s Cancer Institute Australia, will transfer intellectual property rights related to a specific portfolio of compounds to Panacela Labs.  Cleveland BioLabs will also contribute $3 million as an initial investment.  Cleveland BioLabs and RUSNANO will also be granted warrants providing options to increase their investment at two and four years following initial investment.  The transaction is scheduled to close on or around September 30, 2011.  Immediately after the closing, Cleveland BioLabs will have an initial ownership stake of approximately 55% in Panacela.

A portfolio of five promising drug candidates developed under the guidance of Andrei Gudkov, Ph.D., D.Sc., Chief Scientific Officer of Cleveland BioLabs and Senior Vice President of  Basic Science at Roswell Park Cancer Institute, will be transferred to Panacela:

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Mobilan, an adenoviral vector based pharmaceutical inducing an immune response to cancer.  This compound has shown efficacy in preclinical studies and is positioned to enter a formal preclinical program in preparations for clinical trials.

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Revercom, a combination of a proprietary inhibitor of a multidrug resistance transporter, MRP1, and a conventional chemotherapeutic agent, increasing the effectiveness of established chemotherapy.  This compound is also positioned to enter a formal preclinical program.

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Xenomycins, a family of compounds for both topical and systemic anti-infective treatment that have shown efficacy in-vitro and in-vivo with multiple pathogens, such as malaria, fungi, trypanosoma, and others.

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Antimycons, a series of inhibitors of the oncoprotein Myc, one of the most universal cancer treatment targets, which have entered hit-to-lead optimization studies with the goal of developing targeted treatment for multiple cancer types.

•	Arkils, androgen receptor inhibitors of a new type being developed as a prostate cancer treatment, which is ready for hit-to-lead optimization studies.

Development of these compounds will be undertaken through an innovative approach, which will first seek licensure and approval of Panacela drugs in the Russian Federation.  Following the introduction of these compounds into clinical practice in Russia, Panacela intends to pursue licensure and approval in other global markets, including the United States, with significantly reduced risks.

Michael Fonstein, Ph.D., Chief Executive Officer and President of Cleveland BioLabs, stated, “The Panacela joint venture is in line with our strategy of creating separate, independently funded entities to develop our broad pipeline of drug candidates.  We believe this type of agreement enables us to move multiple highly promising leads forward, while keeping separate management teams focused on a limited number of goals, which are critical for each entity’s success.”

“Basic research is one of our fundamental strengths, and our goal is to continually produce breakthrough discoveries that may be developed into significant therapeutic opportunities,” continued Dr. Fonstein.  “We are very pleased to have RUSNANO as a partner in this venture.  RUSNANO’s substantial investment further underscores the potential importance of these projects.”

Dmitry Lisenkov, RUSNANO Managing Director, commented, “The biopharmaceutical industry is one of the core activity areas for RUSNANO, so we appreciate the opportunity to partner with CBLI, one of the most promising research and development biotechnology companies.  Our joint venture, Panacela, will bring top global expertise to Russia to develop economically effective and socially important pharmaceuticals for the Russian and worldwide market.”

About Cleveland BioLabs, Inc.
Cleveland BioLabs, Inc. is a drug discovery and development company leveraging its proprietary discoveries around programmed cell death to develop treatments for cancer and protection of normal tissues from exposure to radiation and other stresses. The Company has several strategic relationships with the Cleveland Clinic, Roswell Park Cancer Institute, Children’s Cancer Institute Australia, ChemBridge Corporation and the Armed Forces Radiobiology Research Institute. To learn more about Cleveland BioLabs, Inc., please visit the company's website at www.cbiolabs.com.

About RUSNANO
RUSNANO was established in March 2011 as an open joint-stock company created through reorganization of the state corporation, Russian Corporation of Nanotechnologies. RUSNANO's mission is to develop the Russian nanotechnology industry through co-investment in nanotechnology projects with substantial economic potential or social benefit. The Government of the Russian Federation owns 100 percent of the shares in RUSNANO. Anatoly Chubais is chairman of the Executive Board of RUSNANO.

Work to establish nanotechnology infrastructure and training for nanotechnology specialists, formerly conducted by the Russian Corporation of Nanotechnologies, has been entrusted to the Fund for Infrastructure and Educational Programs, a non-commercial fund also established through reorganization of the Russian Corporation of Nanotechnologies. More information about RUSNANO may be found at: http://www.rusnano.com/Section.aspx/Show/17872.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors.

These factors include, among others, the Company’s history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern; the Company’s need for substantial additional financing to meet its business objectives; the potential for the loss of funding from the Company’s R&D grants and contracts and its ability to win additional funding under such grants and contracts; the Company’s failure to successfully and timely develop new products; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company’s inability to obtain regulatory approval in a timely manner or at all; the Company’s collaborative relationships and the financial risks related thereto; the Company’s ability to comply with its obligations under license agreements; the potential for significant product liability claims; and the Company’s ability to comply with various safety, environmental and other governmental regulations. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements.  See also the “Risk Factors” and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Company Contact:
Rachel Levine, Director Corporate Development & Communications
Cleveland BioLabs, Inc.
Telephone: (646) 284-9439
Mobile: (917) 375-2935
Email: rlevine@cbiolabs.com